EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SUNOPTA PROVIDES UPDATE ON ACTIVITIES RELATED TO 2007
EARNINGS RESULTS AND PRELIMINARY ESTIMATES FOR 2008

Toronto, Ontario, May 29, 2008 – SunOpta Inc. (Nasdaq:STKL) (TSX:SOY) today provided an update on the status of activities relating to the write-downs in the SunOpta Fruit Group Berry Operations, the delay in the filing of its Annual Report 10-K for the year ended December 31, 2007 and Form 10-Q for the period ended March 31, 2008, and the potential impact of the ongoing review of previously issued 2007 quarterly financial statements and actions being taken to address the issues identified.

As reported in its press release of May 23, 2008, the Company received a written Staff Determination notice on May 20, 2008 from The Nasdaq Stock Market (" Nasdaq") stating that the Company was not in compliance with the Nasdaq Marketplace Rules as a result of the delay in the filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008. The Company is delaying the filing of its 10-Q for the quarter ended March 31, 2008 until the Audit Committee has completed its investigation, the Company has completed the restatement of its 2007 quarterly financial statements, and the Company has filed its Annual Report on Form 10-K for the year ended December 31, 2007. The Company responded to this additional notice in a written submission to the Nasdaq Listing Qualification Panel filed on May 27, 2008, and as previously requested will provide a further update on the status of the activities to the Panel no later than June 9, 2008.

The Company reported that it continues to make progress with its 2007 year end analysis and related investigative procedures, the implementation of a series of actions within the Berry Operations designed to address the root causes of issues identified, and the independent investigation being conducted by the Company’s Audit Committee. The Company is targeting to file its 2007 year end statements and its first quarter 2008 results by the end of June 2008 and mid-July 2008 respectively, however, no later than July 31, 2008 for both.

The Company also reported that it now expects net earnings for 2007 to be in the range of $0.00 to $0.02 per outstanding common share after accounting for incremental professional fees for additional audit and verification procedures related to fiscal 2007, increased frozen fruit inventory allowances, impaired goodwill related to certain components of the SunOpta Fruit Group Berry Operations plus other adjustments based upon additional year end review and analysis.

The Company continues to execute on ongoing business development and strategic initiatives, as evidenced by the recent introduction of a new single serve chocolate soymilk product for a major global retailer, the expansion of aseptic packaging and soy base processing capabilities and the investment in a natural and organic oil refining facility in Colorado. On April 2, 2008, the Company completed the acquisition of Tradin Organic Agriculture of Amsterdam which significantly expands the Company’s global organic ingredients sourcing platform. Also, on April 29, 2008, the Company announced the expansion of its SunOpta Distribution warehouse in Vancouver positioning SunOpta as the leading integrated distributor of natural, organic and specialty foods in Canada with approximately $250 million in revenues. With strong growth in its core businesses, the Company reported that it expects to meet its planned revenue goal for 2008 of $1 billion and, on a preliminary basis, the Company expects the estimated earnings per share before the one time professional costs incurred in 2008 will be in the range of $0.25 to $0.30 per share on a fully diluted basis.

The Company continues to strengthen its senior management team and recently announced the appointment of Mr. Tony Tavares as Vice President and Chief Operating Officer, SunOpta Inc., effective June 1, 2008. In addition the Company announced the appointment of Mr. Gerry Watts as President, SunOpta Fruit Group Berry Operations, effective May 15, 2008 replacing Sergio Varela, the former President of the SunOpta Fruit Group who has resigned from his position. Both of these individuals bring extensive food industry experience to their positions and will play a key role as the Company focuses on improved operating margins and return on assets employed. The Company also announced that Joe Riz, a long-time member of the SunOpta Board, who assumed the role of Executive Vice President as part of an overall transition plan during the Company’s management succession process in early 2007, will be leaving that position effective May 31, 2008 and will be returning to his merchant banking firm while continuing to provide certain consulting services to the Company throughout the balance of 2008.

There is no other material information concerning the affairs of the Company at this time that has not been generally disclosed.

About SunOpta Inc.

SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic food, supplements and health and beauty markets. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; Opta Minerals Inc. (TSX:OPM) (66.7% owned by SunOpta), a producer, distributor, and recycler of environmentally friendly industrial materials; and SunOpta BioProcess Inc. which engineers and markets proprietary steam explosion technology systems for the bio-fuel, pulp and food processing industries. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

Forward Looking Statements

Certain statements included in this press release may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to references to expected financial results, business strategies, competitive strengths, goals, capital expenditure plans, business and operational growth plans and references to the future growth of the business. These forward looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its interpretation of current conditions, historical trends and expected future developments as well as other factors that the Company believes are appropriate in the circumstance. However, whether actual results and developments will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to final 2007 financial results, the Company’s ability to address inventory issues in its berry operations, the outcome of any pending litigation; general economic, business or market risk conditions; competitive actions by other companies; changes in laws or regulations or policies of local governments, provinces and states as well as the governments of United States and Canada, many of which are beyond the control of the Company. Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.	Investment Community Inquiries:
Jeremy N. Kendall, Chairman	Lytham Partners, LLC
Steve Bromley, President & CEO	Joe Diaz
Joseph Riz, Executive Vice President	Robert Blum
John Dietrich, Vice President & CFO	Joe Dorame
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103	Tel: 602-889-9700
susan.wiekenkamp@sunopta.com	diaz@lythampartners.com
Website: www.sunopta.com